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Exhibit 21

Subsidiaries	State or Country of Incorporation
All subsidiaries are wholly owned except as indicated.
Bally Technologies, Inc.	Nevada
Alliance Holding Company	Nevada
Bally Gaming International, Inc.	Delaware
Bally Gaming, Inc.	Nevada
Bally Technologies India Private Limited	India
BGI Acquisition Company	France
Bally Gaming and Systems	France
BGI Australia Pty. Limited	Australia
BGI Gaming & Systems, S. de R.L. de C.V.	Mexico
Bally Servicios, S. de R.I. de C.V.+	Mexico
Bally Gaming Africa (Proprietary) Ltd.	South Africa
Bally Gaming de Puerto Rico, Inc.	Puerto Rico
Bally Gaming and Systems, S.A.	Uruguay
Bally Gaming and Systems UK Limited	United Kingdom
Crown Gaming Limited	United Kingdom
Honeyframe Cashmaster Limited	United Kingdom
Bally Gaming Hong Kong Limited	Hong Kong
Bally Gaming International GmbH	Germany
Bally Macau Limited++	Macau
Bally Technologies Spain, S.L.U.	Spain
Bally Gaming Canada Ltd.	Canada
Bally Gaming d.o.o.	Slovenia
Bally Gaming GP, LLC	Nevada
Bally Gaming LP, LLC	Nevada
Bally Technologies Bermuda, L.P.+++	Bermuda
Bally Gaming Netherlands I B.V.	Netherlands
Bally Gaming Netherlands II B.V.	Netherlands
CMS, LLC	Mississippi
Sierra Design Group	Nevada
Arcade Planet, Inc.	California
Arcade Prizes, LLC	Nevada
Casino Electronics, Inc.	Nevada
Foreign Gaming Ventures, Inc.	Nevada
United Gaming Rainbow	Nevada
Rainbow Casino—Vicksburg Partnership, L.P. (a Mississippi limited partnership)*

*
There is a limited minority interest holder. For further information see Item 1—"Business—Casino Operations."

+
99% owned by BGI Gaming & Systems and 1% owned by Bally Gaming, Inc.

++
90% owned by Bally Gaming, Inc. and 10% owned by Bally Gaming International, Inc.

+++
99% owned by Bally Gaming LP, LLC and 1% owned by Bally Gaming GP, LLC

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  Exhibit 21